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--------                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION        -----------------------------
 FORM 3                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES          OMB Number:       3235-0104
                                                                                                        Expires: September 30, 1998
                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Estimated average burden
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or     hours per response .... 0.5
(Print or Type Responses)                Section 30(f) of the Investment Company Act of 1940           -----------------------------
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1. Name and Address of Reporting Person*         2. Date of Event Re-   4. Issuer Name and Ticker or Trading Symbol
                                                    quiring Statement
   ComVest Capital Partners, LLC                    (Month/Day/Year)       LiL Marc, Inc. (LILM: OTCBB)
-------------------------------------------------                       ------------------------------------------------------------
    (Last)          (First)          (Middle)       May 25, 2000        5. Relationship of Reporting Person(s) 6. If Amendment, Date
                                                 -----------------------    to Issuer (Check all applicable)      of Original
                                                 3. I.R.S. Identi-          Director        X  10% Owner         (Month/Day/Year)
                                                    fication Number of  ----               ---
                 830 Third Avenue                   Reporting Person,       Officer (give      Other (specify  ---------------------
-------------------------------------------------   if an entity            title below)       below)         7. Individual or
                    (Street)                        (voluntary)         ----               ---                    Joint/Group Filing
                                                                                                                  (Check applicable
                                                                                                                  line)
                                                                           ---------------------------            Form Filed by One
                                                                                                                  Reporting Person
                                                                                                               ---
                                                                                                                X Form Filed by
                                                                                                                  More than One
                                                                                                                  Reporting Person
    New York         New York          10022                                                                   ---
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    (City)          (State)            (Zip)                                TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title of Security                              2. Amount of Securities       3. Ownership        4. Nature of Indirect Beneficial
   (Instr. 4)                                        Beneficially Owned            Form: Direct        Ownership (Instr. 5)
                                                     (Instr. 4)                    (D) or Indirect
                                                                                   (I)  (Instr. 5)
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   Common Stock (1)                                  2,194,166                     D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (Over)
* If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).                                 SEC 1473 (7-97)

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 3 (CONTINUED)   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE
                                 SECURITIES)
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1. Title of Derivative Security    2. Date Exer-  3. Title and Amount of Securities   4. Conver-   5. Owner-   6. Nature of Indirect
   (Instr. 4)                         cisable and    Underlying Derivative Security      sion or      ship        Beneficial
                                      Expiration     (Instr. 4)                          Exercise     Form of     Ownership
                                      Date                                               Price of     Deriv-      (Instr. 5)
                                     (Month/Day/                                         Deriv-       ative
                                      Year)                                              ative        Security:
                                   --------------------------------------------------    Security     Direct
                                                                             Amount                   (D) or
                                    Date     Expir-                          Of                       Indirect
                                    Exer-    ation           Title           Number                   (I)
                                    cisable  Date                            Of Shares                (Instr. 5)
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   Warrant to purchase             May 25, November 25,
     Common Stock(1)                2000      2001         Common Stock     3,000,000       $.25        D
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Explanation of Responses:


                                                                           ComVest Capital Partners, LLC

                                                                    By:      /s/ Keith Rosenbloom                    6/5/00
                                                                       -------------------------------------  ----------------------
**Intentional misstatements or omissions of facts constitute Federal      **Signature of Reporting Person             Date
  Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.

               POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
               TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.

FOOTNOTES

(1) THESE SHARES AND THE WARRANT ARE OWNED DIRECTLY BY COMVEST CAPITAL PARTNERS, LLC ("COMVEST"). MICHAEL S. FALK
    ("FALK"), ROBERT PRIDDY ("PRIDDY"), AND KEITH ROSENBLOOM ("ROSENBLOOM") ARE THE MANAGERS AND PRINCIPAL MEMBERS OF COMVEST.
    EACH OF FALK, PRIDDY AND ROSENBLOOM DISCLAIM BENEFICIAL OWNERSHIP OF THE SHARES, WARRANT, AND SHARES OF COMMON STOCK
    ISSUABLE UPON EXERCISE OF THE WARRANT HELD BY COMVEST OTHER THAN THAT PORTION WHICH CORRESPONDS WITH THEIR RESPECTIVE
    MEMBERSHIP INTERESTS IN COMVEST.

                                                                                                                   SEC 1473 (7-97)
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                             JOINT FILER INFORMATION
                             -----------------------

Name and Address:          Robert Priddy
                           1640 Powers Ferry, Suite 125
                           Marietta, Georgia 30067

Designated Filer:          ComVest Capital Partners, LLC

Issuer & Ticker Symbol:    LiL Marc, Inc. ("LILM")

Date of Event:             May 25, 2000

Signature:                 /s/ Robert Priddy
                           ----------------------------
                           Robert Priddy

Name and Address:          Keith Rosenbloom
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          ComVest Capital Partners, LLC

Issuer & Ticker Symbol:    LiL Marc, Inc. ("LILM")

Date of Event:             May 25, 2000

Signature:                 /s/ Keith Rosenbloom
                           ----------------------------
                           Keith Rosenbloom

Name and Address:          Michael S. Falk
                           830 Third Avenue
                           New York, New York 10022

Designated Filer:          ComVest Capital Partners, LLC

Issuer & Ticker Symbol:    LiL Marc, Inc. ("LILM")

Date of Event:             May 25, 2000

Signature:                  /s/ Michael S. Falk
                           ----------------------------
                           Michael S. Falk